Exhibit 99.1
NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Third Quarter Results Reporting
Highest Quarterly Net Income and EPS in the Company's History

DALLAS, Texas - October 30, 2013 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the third quarter ended September 30, 2013, including the following significant highlights:

•	Record quarterly earnings per share of $1.26, a 58% increase year-over-year

•	Anticipates fourth quarter earnings per common diluted share of between $1.24 and $1.34 and raises full year 2013 earnings guidance to between $4.55 and $4.65

•	Rail Group receives orders for 5,610 new railcars during the third quarter resulting in a backlog of 40,050 units with a value of $5.1 billion

•	Structural wind towers business receives orders with a value of $442 million, extending production visibility through 2015

•	Company repurchases approximately 540,000 shares of its common stock during the quarter at a cost of $23.9 million

•	Available liquidity at the end of the third quarter of approximately $1.2 billion

Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $99.6 million, or $1.26 per common diluted share, for the third quarter ended September 30, 2013. Net income for the same quarter of 2012 was $63.2 million, or $0.80 per common diluted share.

Revenues for the third quarter of 2013 increased 22% to $1.1 billion compared to revenues of $907.3 million for the same quarter of 2012. The Company reported an operating profit of $205.6 million in the third quarter of 2013, a 46% increase compared to an operating profit of $140.7 million for the same quarter last year.

“The Company sustained its positive momentum during the quarter, reporting record net income and EPS and extending consecutive year-over-year growth in quarterly revenues and net income to twelve quarters,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “This is a tremendous accomplishment, and I am very proud of the hard work and talent of our people over the last several years to align our manufacturing capacity with the strong demand for our products that serve the oil, gas, and chemical industries.”

Mr. Wallace continued, “During the quarter, the Rail Group maintained its record $5.1 billion backlog. I am pleased that our structural wind towers business increased its backlog and now has production visibility through 2015. The amount of backlog visibility we have in our major businesses provides opportunities to continue to generate additional operating efficiencies. In addition, our portfolio of businesses remains well-positioned to serve the fast-growing North American oil, gas, and chemical industries, and we are prepared to respond to demand increases in other industries should broader economic activity improve. Our solid financial position, combined with our extended backlogs, enhances our confidence to seek new growth opportunities for our portfolio of diversified industrial businesses.”

Business Group Results
In the third quarter of 2013, the Rail Group reported revenues of $718.5 million and a record operating profit of $121.5 million, resulting in increases compared to the third quarter of 2012 of 57% and 245%, respectively. The Rail Group shipped 6,225 railcars and received orders for 5,610 railcars during the third quarter. The Rail Group backlog remained at $5.1 billion at September 30, 2013, representing 40,050 railcars, compared to a backlog of $5.1 billion as of June 30, 2013, representing 40,665 railcars.

During the third quarter of 2013, the Railcar Leasing and Management Services Group reported leasing and management revenues of $150.6 million compared to $136.5 million in the third quarter of 2012 due to continued growth in the lease fleet and higher rental rates. In addition, the Group had no sales of railcars from the lease fleet owned for less than a year during the third quarter compared to $23.4 million in the third quarter of 2012. Proceeds from the sale of railcars from the lease fleet owned for more than a year at the time of sale are not included in revenue and totaled $20.2 million in the third quarter of 2013 and $60.8 million in the third quarter of 2012. Operating profit for this Group was $74.0 million for the third quarter of 2013 compared to an operating profit of $85.1 million during the third quarter of 2012. Included in the operating results for the third quarter of 2013 was $1.6 million of profit from railcar sales totaling $20.2 million compared to $21.3 million of profit from railcar sales totaling $84.2 million for the same period last year. Operating profit from operations, which excludes profit from railcar sales, increased for the three months ended September 30, 2013 compared to the same period last year due to higher rental rates and lease fleet growth.

RIV 2013 Rail Holdings LLC (“RIV 2013”) purchased an additional $246 million of leased railcars from Trinity Industries Leasing Company (“TILC”) during the third quarter, bringing total RIV 2013 leased railcar purchases to approximately $700 million. The third-quarter purchases were financed with the issuance of $183 million of non-recourse, asset-backed debt and $74 million of equity, 69% of which was funded by our joint venture partners. Approximately $91 million of equity commitments remain to complete the $1 billion railcar portfolio. At September 30, 2013, TILC owned approximately 31% of the equity in RIV 2013. The financial position and results of operation of RIV 2013 are included in the Railcar Leasing and Management Services Group, along with the Company’s other partially-owned leasing subsidiary. Earnings from our partially-owned leasing subsidiaries related to the equity not owned by Trinity are deducted from net income to arrive at net income attributable to Trinity stockholders.

The Inland Barge Group reported revenues of $136.4 million compared to revenues of $166.5 million in the third quarter of 2012. Operating profit for this Group was $23.8 million in the third quarter of 2013 compared to $26.9 million in the third quarter of 2012. The decrease in revenues and operating profit compared to last year was due to lower delivery volumes of hopper barges partially offset by higher delivery volumes of tank barges delivered during the third quarter of 2013. The Inland Barge Group received orders of $48.8 million during the quarter, and as of September 30, 2013 had a backlog of $476.0 million compared to a backlog of $563.6 million as of June 30, 2013.

The Energy Equipment Group reported revenues of $169.7 million in the third quarter of 2013 compared to revenues of $135.6 million in the same quarter of 2012. Revenues increased compared to the same period in 2012 due to increased demand for storage container vessels offset slightly by a change in product mix in our structural wind towers business. Operating profit for the third quarter of 2013 increased to $15.0 million compared to $9.5 million in the same quarter last year. Structural wind towers received orders with a value of $442 million during the quarter, resulting in a backlog for structural wind towers as of September 30,

2013 of $609.9 million, none of which is subject to litigation, compared to $642.9 million, of which $412.5 million was subject to litigation, as of June 30, 2013. During the quarter, the structural wind towers backlog subject to litigation with a customer for the customer's breach of a long-term supply contract for the manufacture of towers was removed from the backlog due to the expectation that the purchases will not be made as contracted. The litigation, in which Trinity seeks as damages its lost profits under the contract, is still pending.

Revenues in the Construction Products Group were $149.2 million in the third quarter of 2013 compared to revenues of $124.1 million in the third quarter of 2012. The Group recorded an operating profit of $18.6 million in the third quarter of 2013 compared to an operating profit of $11.5 million in the third quarter of 2012. The increase in revenues and operating profit for the third quarter of 2013 compared to the same period in 2012 was primarily due to higher acquisition-related volumes and production efficiencies in our Aggregates product line. In March 2013, the Company completed the sale of its remaining ready-mix concrete operations which have been historically reported as a component of the Construction Products Group. This divestiture is considered a discontinued operation and, accordingly, the effects of its operations have been excluded from the Construction Products Group for financial reporting purposes.

At September 30, 2013, the Company had cash and marketable securities of $498.6 million. When combined with capacity under committed credit facilities, the Company had approximately $1.2 billion of available liquidity at the end of the third quarter.

Earnings Outlook
The Company's earnings guidance for the fourth quarter is between $1.24 and $1.34 per common diluted share. This results in full year 2013 earnings guidance, including the effects of discontinued operations, of between $4.55 and $4.65 per common diluted share compared to previous guidance of between $4.20 and $4.40. The full year earnings guidance represents an increase of between 43% and 46% over 2012 earnings. Results for the full year 2013 could be impacted by a number of factors, including, among others: the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on our operations and delivery schedules.

Share Repurchase and Dividend Activity
During the quarter, the Company repurchased approximately 540,000 shares of common stock under its share repurchase authorization at a cost of $23.9 million leaving $126.2 million remaining under its current authorization through December 31, 2014. Additionally, as previously reported in September, the Company declared a 15% increase in its quarterly dividend to 15 cents per common share, payable on October 31, 2013 to shareholders of record on October 15, 2013. Together with the 2 cent per share increase declared in May, the Company has increased its quarterly dividend by 36% in 2013.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on October 31, 2013 to discuss its third quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company's website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on November 7, 2013.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2013	2012
Revenues	$1,110.3	$907.3
Operating costs:
Cost of revenues	836.3	728.1
Selling, engineering, and administrative expenses	70.6	55.8
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(1.6)	(17.0)
Other	(0.6)	(0.3)
	904.7	766.6
Operating profit	205.6	140.7
Interest expense, net	45.2	47.5
Other (income) expense	(0.5)	(1.5)
Income before income taxes	160.9	94.7
Provision for income taxes	55.1	32.3
Net income from continuing operations	105.8	62.4
Net gain on sale of discontinued operations	—	—
Net income (loss) from discontinued operations	0.3	0.7
Net income	106.1	63.1
Net income (loss) attributable to noncontrolling interest	6.5	(0.1)
Net income attributable to Trinity Industries, Inc.	$99.6	$63.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$1.26	$0.79
Discontinued operations	—	0.01
	$1.26	$0.80
Diluted
Continuing operations	$1.26	$0.79
Discontinued operations	—	0.01
	$1.26	$0.80
Weighted average number of shares outstanding:
Basic	76.1	76.5
Diluted	76.2	76.7

Operating profit (loss) from sales of railcars owned one year or less at the time of sale included in revenues and cost of revenues was $4.3 million for the three months ended September 30, 2012. There were no sales of railcars owned one year or less at the time of sale for the three months ended September 30, 2013. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2013	2012
Revenues	$3,109.3	$2,799.0
Operating costs:
Cost of revenues	2,359.6	2,250.6
Selling, engineering, and administrative expenses	211.1	159.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(9.6)	(22.3)
Other	(0.3)	(4.7)
	2,560.8	2,383.1
Operating profit	548.5	415.9
Interest expense, net	140.1	142.5
Other (income) expense	(2.3)	(4.5)
Income before income taxes	410.7	277.9
Provision for income taxes	143.5	97.0
Net income from continuing operations	267.2	180.9
Net gain on sale of discontinued operations	7.1	—
Net income (loss) from discontinued operations	(1.2)	2.0
Net income	273.1	182.9
Net income (loss) attributable to noncontrolling interest	10.4	(1.0)
Net income attributable to Trinity Industries, Inc.	$262.7	$183.9

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$3.24	$2.28
Discontinued operations	0.07	0.02
	$3.31	$2.30
Diluted
Continuing operations	$3.24	$2.27
Discontinued operations	0.07	0.02
	$3.31	$2.29
Weighted average number of shares outstanding:
Basic	76.7	77.3
Diluted	76.8	77.5

Operating profit from sales of railcars owned one year or less at the time of sale included in revenues and cost of revenues was $3.5 million and $20.7 million for the nine months ended September 30, 2013 and 2012, respectively. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,
Revenues:	2013	2012
Rail Group	$718.5	$457.9
Construction Products Group	149.2	124.1
Inland Barge Group	136.4	166.5
Energy Equipment Group	169.7	135.6
Railcar Leasing and Management Services Group	150.6	159.9
All Other	22.0	24.6
Segment Totals before Eliminations	1,346.4	1,068.6
Eliminations - lease subsidiary	(173.0)	(125.9)
Eliminations - other	(63.1)	(35.4)
Consolidated Total	$1,110.3	$907.3

	Three Months Ended September 30,
Operating profit (loss):	2013	2012
Rail Group	$121.5	$35.2
Construction Products Group	18.6	11.5
Inland Barge Group	23.8	26.9
Energy Equipment Group	15.0	9.5
Railcar Leasing and Management Services Group	74.0	85.1
All Other	(1.6)	(2.0)
Segment Totals before Eliminations and Corporate Expenses	251.3	166.2
Corporate	(17.8)	(12.4)
Eliminations - lease subsidiary	(28.3)	(14.1)
Eliminations - other	0.4	1.0
Consolidated Total	$205.6	$140.7

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Nine Months Ended September 30,
Revenues:	2013	2012
Rail Group	$2,012.0	$1,441.9
Construction Products Group	407.5	373.9
Inland Barge Group	433.8	509.8
Energy Equipment Group	476.9	391.3
Railcar Leasing and Management Services Group	454.6	496.4
All Other	63.0	61.1
Segment Totals before Eliminations	3,847.8	3,274.4
Eliminations - lease subsidiary	(560.5)	(380.8)
Eliminations - other	(178.0)	(94.6)
Consolidated Total	$3,109.3	$2,799.0

	Nine Months Ended September 30,
Operating profit (loss):	2013	2012
Rail Group	$332.3	$128.3
Construction Products Group	45.3	35.4
Inland Barge Group	69.0	93.5
Energy Equipment Group	44.2	9.7
Railcar Leasing and Management Services Group	211.3	228.0
All Other	(8.0)	(7.1)
Segment Totals before Eliminations and Corporate Expenses	694.1	487.8
Corporate	(49.9)	(33.6)
Eliminations - lease subsidiary	(95.4)	(37.2)
Eliminations - other	(0.3)	(1.1)
Consolidated Total	$548.5	$415.9

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$402.6	$573.0
Short-term marketable securities	96.0	—
Receivables, net of allowance	501.5	390.0
Inventories	769.6	667.7
Restricted cash	249.3	223.2
Net property, plant, and equipment	4,701.3	4,299.0
Goodwill	250.8	240.4
Assets held for sale and discontinued operations	—	27.9
Other assets	287.2	248.7
	$7,258.3	$6,669.9

Accounts payable	$207.0	$188.2
Accrued liabilities	685.7	583.1
Debt, net of unamortized discount of $77.6 and $87.5	3,021.1	3,055.0
Deferred income	41.7	44.5
Deferred income taxes	595.6	572.4
Other liabilities	96.7	85.4
Liabilities held for sale and discontinued operations	—	3.7
Stockholders' equity	2,610.5	2,137.6
	$7,258.3	$6,669.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,395.3	$1,260.1
Accumulated depreciation	(766.3)	(720.8)
	629.0	539.3
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.1	9.6
Equipment on lease	3,490.7	3,231.9
Accumulated depreciation	(536.2)	(468.4)
	2,964.6	2,773.1
Partially-owned subsidiaries:
Equipment on lease	1,945.7	1,703.1
Accumulated depreciation	(189.4)	(153.8)
	1,756.3	1,549.3

Net deferred profit on railcars sold to the Leasing Group	(648.6)	(562.7)
	$4,701.3	$4,299.0
Leasing portfolio information:
Portfolio size (number of railcars)	75,460	71,455
Portfolio utilization	98.5%	98.6%

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
Debt
Corporate/Manufacturing - Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(77.6)	(87.5)
	372.4	362.5
Other	0.9	1.2
	373.3	363.7
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	42.9	45.8
Term loan	—	48.6
	42.9	94.4
Non-recourse:
Secured railcar equipment notes	776.7	806.5
Warehouse facility	152.0	173.6
Promissory notes	403.5	424.1
	1,332.2	1,404.2
Partially-owned subsidiaries - Non-recourse:
Senior secured notes	—	170.0
Less: Owned by Trinity	—	(108.8)
	—	61.2
Secured railcar equipment notes	1,272.7	1,131.5
	1,272.7	1,192.7
	$3,021.1	$3,055.0

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	September 30, 2013	December 31, 2012
Leasing Debt Summary
Total Recourse Debt	$42.9	$94.4
Total Non-Recourse Debt(1)	2,604.9	2,596.9
	$2,647.8	$2,691.3
Total Leasing Debt
Wholly-owned subsidiaries	$1,375.1	$1,498.6
Partially-owned subsidiaries(1)	1,272.7	1,192.7
	$2,647.8	$2,691.3
Equipment on Lease(2)
Wholly-owned subsidiaries	$2,964.6	$2,773.1
Partially-owned subsidiaries	1,756.3	1,549.3
	$4,720.9	$4,322.4
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	46.4%	54.0%
Partially-owned subsidiaries	72.5%	77.0%
Combined	56.1%	62.3%

Certain prior year balances with respect to RIV 2013 have been reclassified as pertaining to a partially-owned subsidiary to conform to the 2013 presentation.

(1)     Excludes TRIP Holdings' Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2)     Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating activities:
Net income	$273.1	$182.9
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(5.9)	(2.0)
Depreciation and amortization	156.2	144.5
Net gains on sales of railcars owned more than one year at the time of sale	(9.6)	(22.3)
Other	4.9	124.6
Changes in assets and liabilities:
(Increase) decrease in receivables	(112.3)	(38.5)
(Increase) decrease in inventories	(86.0)	(141.0)
Increase (decrease) in accounts payable	19.7	4.4
Increase (decrease) in accrued liabilities	123.8	62.8
Other	10.8	(63.3)
Net cash provided by operating activities	374.7	252.1
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	59.3	94.9
Proceeds from disposition of property, plant, and equipment	1.1	15.7
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $15.4 and $79.8	(455.5)	(266.3)
Capital expenditures - manufacturing and other	(91.2)	(64.6)
Other	(142.2)	2.7
Net cash required by investing activities	(628.5)	(217.6)
Financing activities:
Payments to retire debt	(227.5)	(122.4)
Proceeds from issuance of debt	175.4	115.1
Shares repurchased	(71.1)	(45.2)
Dividends paid to common shareholders	(27.5)	(23.1)
Proceeds from sale of interests in partially-owned leasing subsidiaries	296.7	—
Repurchase of noncontrolling interest	(84.0)	—
Contributions from noncontrolling interest	50.0	—
Distributions to noncontrolling interest	(3.3)	—
Other	(25.3)	2.2
Net cash provided (required) by financing activities	83.4	(73.4)
Net decrease in cash and cash equivalents	(170.4)	(38.9)
Cash and cash equivalents at beginning of period	573.0	351.1
Cash and cash equivalents at end of period	$402.6	$312.2

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$105.8			$62.4
Less: net income (loss) from continuing operations attributable to noncontrolling interest	6.5			(0.1)
Net income from continuing operations attributable to Trinity Industries, Inc.	99.3			62.5
Unvested restricted share participation	(3.3)			(2.0)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	96.0	76.1	$1.26	60.5	76.5	$0.79
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$96.0	76.2	$1.26	$60.5	76.7	$0.79
Net income (loss) from discontinued operations, net of taxes	$0.3			$0.7
Unvested restricted share participation	—			—
Net income (loss) from discontinued operations, net of taxes - basic	0.3	76.1	$—	0.7	76.5	$0.01
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income (loss) from discontinued operations, net of taxes - diluted	$0.3	76.2	$—	$0.7	76.7	$0.01

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$267.2			$180.9
Less: net income (loss) from continuing operations attributable to noncontrolling interest	10.4			(1.0)
Net income from continuing operations attributable to Trinity Industries, Inc.	256.8			181.9
Unvested restricted share participation	(8.2)			(6.0)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	248.6	76.7	$3.24	175.9	77.3	$2.28
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$248.6	76.8	$3.24	$175.9	77.5	$2.27
Net income (loss) from discontinued operations, net of taxes	$5.9			$2.0
Unvested restricted share participation	(0.2)			(0.1)
Net income (loss) from discontinued operations, net of taxes - basic	5.7	76.7	$0.07	1.9	77.3	$0.02
Effect of dilutive securities: Stock options	—	0.1		—	0.2
Net income (loss) from discontinued operations, net of taxes - diluted	$5.7	76.8	$0.07	$1.9	77.5	$0.02

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended September 30,
	2013	2012

Net income from continuing operations	$105.8	$62.4
Add:
Interest expense	45.8	47.8
Provision for income taxes	55.1	32.3
Depreciation and amortization expense	53.8	48.7
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$260.5	$191.2

	Nine Months Ended September 30,
	2013	2012

Net income from continuing operations	$267.2	$180.9
Add:
Interest expense	141.5	143.6
Provision for income taxes	143.5	97.0
Depreciation and amortization expense	156.2	144.5
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$708.4	$566.0

Amounts previously reported have been adjusted to exclude discontinued operations resulting from the sale of the Company's ready-mix concrete operations.

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